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Len Cereghino & Co.                                               CLIENT:         UNITED SECURITY BANCORPORATION
CORPORATE INVESTOR RELATIONS                                      CONTACT:        William C. Dashiell
2605 WESTERN AVE., SEATTLE, WA  98121                                             Chief Executive Officer
(206) 448-1996                                                                    (509) 467-6949
NEWS RELEASE

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       UNITED SECURITY FILES 8K REPORT WITH SECURITIES EXCHANGE COMMISSION

         SPOKANE, WA-- April 4, 1997 -- United Security Bancorporation (NASDAQ:USBN) (the "Company") today announced they are filing an 8K report with the Securities and Exchange Commission reporting embezzlement activities at its subsidiary, Home Security Bank. The embezzlement will result in an after-tax adjustment to earnings of $525,000, reducing 1996 earnings as earlier reported from $3.7 million to $3.2 million. The Federal Bureau of Investigation is investigating the crime. The Company is just finishing its investigation and will file a claim shortly with its insurance company to recover the misappropriated funds.

         "We are highly confident our insurance claim will be fully recovered," said William C. Dashiell, President and Chief Executive Officer. "Reliance Insurance has covered our company for several years, our premiums are current, and we have not previously filed any claims. We immediately reimbursed our customers' accounts for all principal plus accrued interest when we became aware of this problem.

         "This is an extremely frustrating situation. We have prided ourselves on our tight internal controls and strict policy and procedures guidelines," Dashiell noted. "The person allegedly responsible was an operations officer who circumvented the internal control procedures in a highly skilled manner to cover her defalcation actions. We have further strengthened our internal audit controls to ensure this situation cannot be repeated.

         "The operating results for 1996 will be adjusted to reflect the known amount of the theft and will be primarily charged to non interest expense," Dashiell said. "We believe our insurance will cover all of the principal portion of the loss, or approximately 83% of the adjustment. Approximately 17% of the adjustment is accrued interest and this portion of the loss may not be covered by insurance. Either way, our customers have been made whole. Any insurance payments received will be credited to earnings in the year received."

         United Security Bancorporation is a multi-bank holding company that owns two banks with banking facilities in ten eastern Washington communities. Currently, the United Security Bank subsidiary serves customers in northeast Washington through seven offices in Spokane, the Spokane Valley, Northpointe, Chewelah, Kettle Falls, Ione and Colville. Home Security's current branch offices are located in Yakima, Sunnyside and Prosser.

         In addition, the Company owns USB Insurance, a full-line insurance agency, USB Mortgage, a mortgage company, and USB Leasing, a commercial leasing company. USBN closed at $13.50 in trading on the NASDAQ National Market System yesterday, April 3, 1997.

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NOTE: Transmitted on PR Newswire at 5:56 p.m. PST, April 4, 1997.